                                                                    Exhibit 23.1


                        Consent of Independent Auditors
                        -------------------------------



We consent to the incorporation by reference in the Registration Statement (Form S-8) and relating prospectus pertaining to 100,000 shares of common stock of Paging Network, Inc. to be offered under the Nonstatutory Stock Option Agreement for John P. Frazee, Jr. of our reports dated February 19, 1997, except for Note 1, as to which the date is September 29, 1997, with respect to the consolidated financial statements and schedule of Paging Network, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




                                        ERNST & YOUNG LLP


Dallas, Texas
December 18, 1997